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                                                                   Exhibit 99.1


NEWS RELEASE: JUNE 16, 2000

                    PACIFIC GATEWAY PROPERTIES TO BE ACQUIRED
                       BY MISSION ORCHARD STATUTORY TRUST

SAN FRANCISCO, CALIFORNIA . . . Pacific Gateway Properties, Inc. (PGP, AMEX) today announced that it has entered into a definitive agreement to be acquired by Mission Orchard Statutory Trust (the "Trust"), a private statutory trust which is an affiliate of Integrated Capital Associates, Inc.

       Under the terms of the agreement, Pacific Gateway Properties' shareholders will receive at closing an initial cash payment of $12.60 per share for all outstanding shares. The agreement provides for a reserve of approximately $0.20 per share for certain additional potential adjustments relating to transaction expenses, any potential unanticipated casualty losses and changes in Pacific Gateway Properties' balance sheet at the time of closing. Following a final reconciliation of all income and expenses related to the transaction and the Company's operations up to the closing date a final payment will be made. The final reconciliation process is expected to be completed within 45 days of the initial payment. The Company projects that the total cash consideration for the shareholders will be approximately $12.80 per share. The terms of the agreement provide for a subsidiary of the Trust to merge into Pacific Gateway Properties, with Pacific Gateway Properties becoming a wholly owned subsidiary of Mission Orchard Statutory Trust.

       Raymond Marino, President and Chief Executive Officer of Pacific Gateway Properties, said, "We have explored a variety of options for Pacific Gateway Properties and we are pleased that our shareholders will receive a premium to our historic trading price. We believe that the return of shareholder capital at a premium and at an opportune point in the real estate cycle represents a very favorable transaction for the shareholders."

       On June 14, 2000, Pacific Gateway Properties announced a second quarter dividend of $0.15 per share for shareholders of record on June 26, 2000, which will be paid on July 10, 2000. The second quarter dividend of $0.15 per share is in addition to the merger consideration described above.

       The board of directors of Pacific Gateway Properties has unanimously approved the merger agreement. The merger agreement also has been approved by the Trust. The merger is subject to customary closing conditions, including approval by shareholders of Pacific Gateway Properties. It is anticipated that the transaction will be closed in the fourth quarter of 2000.

       Prudential Securities Incorporated is the financial advisor to Pacific Gateway Properties in this transaction.


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       The preceding information may contain forward-looking statements concerning the Company's plans, objectives and expectations, including statements concerning the transaction, the terms of the transaction and the anticipated timing of closing. Reference is made to the discussions under the caption "Management's Discussion and Analysis" in Pacific Gateway Properties most recent Form 10-Q and Form 10-K concerning known and unforseen risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied by such forward-looking statements.

ABOUT PACIFIC GATEWAY PROPERTIES:

       Pacific Gateway Properties owns and manages 20 office buildings in the San Francisco Bay Area, consisting of over 777,000 square feet representing 88% of its portfolio of properties. Its San Francisco Bay Area properties are located in San Jose, San Francisco and Walnut Creek. The balance of the Pacific Gateway Properties' portfolio consists of two triple net leased office buildings with an aggregate of 105,000 square feet located in Arizona and Florida

CONTACT:

       Raymond V. Marino, President & Chief Executive Officer at (415) 398-4800, ext. 119

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